QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AEROVIRONMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholders,

        You are cordially invited to attend the annual meeting of Stockholders of AeroVironment, Inc. on September 23, 2009 at 10:00 a.m., in the Madera Room North of the Doubletree Hotel at 924 W. Huntington Drive, Monrovia, California 91016, for the following purposes:

  (1)
  To elect two Class III directors to serve for three-year terms;

  (2)
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010; and

  (3)
  To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on August 7, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. We will begin distributing this proxy statement, a form of proxy and our 2009 annual report on or about August 19, 2009.

        Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to complete the proxy card and return it promptly.

        Thank you for your support.

Very truly yours,

Timothy E. Conver Chairman, President and Chief Executive Officer

Monrovia, California
August 19, 2009

YOUR VOTE IS IMPORTANT

AEROVIRONMENT, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. Pacific Time on September 23, 2009.
PLACE	The Doubletree Hotel Madera Room North 924 W. Huntington Drive Monrovia, California, 91016
ITEMS OF BUSINESS	(1) To elect two Class III directors to serve for three-year terms;
(2) To ratify the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010; and
(3) To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
RECORD DATE	You can vote if you were a stockholder of the company at the close of business on August 7, 2009.
MEETING ADMISSION
Registered Stockholders. Registered stockholders (or their legal representatives) attending the meeting should bring an acceptable form of identification to the meeting, such as a driver's license. Legal representatives should also bring copies of any proxy or power of attorney evidencing the legal representative's right to represent the stockholder at the meeting.

Beneficial Stockholders. Stockholders whose stock is held by a broker or bank (often referred to as "holding in street name") should come to the beneficial stockholders table prior to the meeting. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned AeroVironment stock as of August 7, 2009. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks.
VOTING BY PROXY
Registered Stockholders. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by mail are on your proxy card. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.
Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

        This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the board of directors of AeroVironment, Inc. for use at our 2009 annual meeting of stockholders. We will begin distributing this proxy statement, a form of proxy and our 2009 annual report on or about August 19, 2009.

By Order of the Board of Directors

Timothy E. Conver, Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 23, 2009

This notice, the accompanying proxy statement, and our 2009 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended April 30, 2009, are available on our website at http://investor.avinc.com.

PROXY STATEMENT	AeroVironment, Inc. 181 W. Huntington Dr., Suite 202 Monrovia, California 91016

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by the board of directors of AeroVironment, Inc. for our 2009 annual meeting of stockholders to be held on September 23, 2009, and any adjournment or postponement thereof, for the purposes set forth in the attached notice of annual meeting of stockholders. Our principal executive offices are located at 181 W. Huntington Dr., Suite 202, Monrovia, California 91016. Enclosed with this proxy statement is a copy of our 2009 annual report, which includes our Form 10-K (without exhibits), for the fiscal year ended April 30, 2009. However, the 2009 annual report is not intended to be a part of this proxy statement or a solicitation of proxies. This proxy statement and the accompanying proxy card are first being distributed to stockholders on or about August 19, 2009.

Important Notice Regarding the Availability of Proxy Materials

        This proxy statement and our annual report are available electronically at http://investor.avinc.com.

Voting Rights and Outstanding Shares

        Our board of directors has fixed the close of business on August 7, 2009 as the record date for the annual meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof, in person or by proxy. On the record date, there were 21,508,700 shares of our common stock outstanding and entitled to vote at the annual meeting. The holders of our common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Quorum and Voting Requirements

        In order to conduct any business at the annual meeting, a quorum must be present in person or represented by valid proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the nominee who receives the highest number of affirmative votes will be elected as a director. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

        Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

        Our board of directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the annual meeting.

Proxies

        You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of Timothy E. Conver and Arnold L. Fishman as Class III directors for a three-year term and FOR the ratification of the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2010. With respect to any other business which may properly come before the annual meeting or any adjournment or postponement thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

        To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person.

Revocability of Proxy

        Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with our Corporate Secretary at our principal executive offices, 181 W. Huntington Dr., Suite 202, Monrovia, California 91016, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the annual meeting, whether or not he or she has previously given a proxy. Attendance at the annual meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

        We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

Voting Results

        We will announce preliminary voting results at the annual meeting. Final official results will be printed in our quarterly report on Form 10-Q for the quarter ending October 31, 2009 (which will be available at www.sec.gov and www.avinc.com).

PROPOSAL NO. 1 ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

        Our board of directors consists of seven members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our board of directors may fill existing vacancies on the board of directors by appointment.

        The term of office of the Class III directors will expire at the annual meeting. At the recommendation of the Nominating and Corporate Governance Committee, our board of directors proposes the election of the following nominees as director, which nominees currently serve as Class III directors and were previously appointed by our board of directors:

Timothy E. Conver
Arnold L. Fishman

        Both Mr. Conver and Mr. Fishman have indicated their willingness to serve if elected. If either Mr. Conver or Mr. Fishman become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. There are currently three Class I directors, whose terms expire at the annual meeting of stockholders in 2010, and one Class II director, whose term expires at the annual meeting of stockholders in 2011.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If the nominees are unable or unwilling to serve as directors at the time of the annual meeting, the proxies will be voted for such other nominees as shall be designated by the then current board of directors to fill any vacancy. In no event may the proxy holders vote for the election of more than two nominees. We have no reason to believe that nominee will be unable or unwilling to serve if elected as directors.

        The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2010. Ernst & Young LLP served as our independent registered public accounting firm in fiscal year 2009. The services provided to us by Ernst & Young LLP for the last two fiscal years are described under the caption "Audit-Related Matters - Fees Paid to Independent Auditors" below. Stockholder approval of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required. Our board believes that obtaining stockholder ratification of the selection of Ernst & Young LLP is a sound governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

        Representatives of Ernst & Young LLP are expected to be available at the annual meeting to respond to appropriate questions and to make a statement if they desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information as of July 31, 2009 about our executive officers and continuing directors, including the persons nominated for election at the annual meeting.

Name	Age	Position (Current Class of Director)	Year Current Term as Director Expires
Nominees for Class III Director:
Timothy E. Conver(2)	65	President, Chief Executive Officer, Chairman and Director (Class III)	2009
Arnold L. Fishman(1)(2)(3)(4)	64	Director (Class III)	2009
Continuing Directors:
Kenneth R. Baker(1)(3)	62	Director (Class I)	2010
Murray Gell-Mann(3)(4)	79	Director (Class I)	2010
Charles R. Holland	63	Director (Class I)	2010
Joseph F. Alibrandi(1)(4)	80	Director (Class II)	2011
Other Executive Officers:
Stephen C. Wright	52	Senior Vice President of Finance and Chief Financial Officer
John F. Grabowsky	62	Executive Vice President and General Manager, Unmanned Aircraft Systems
Michael Bissonette	52	Senior Vice President and General Manager, Efficient Energy Systems
Cathleen S. Cline	50	Senior Vice President of Administration

(1)
Member of the Audit Committee.
(2)
Member of the Executive Committee.
(3)
Member of the Compensation Committee.
(4)
Member of the Nominating and Corporate Governance Committee.

        The principal occupations and positions for at least the past five years of our directors, including the director nominees, are as follows:

Class III Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2012

        Timothy E. Conver has served as our President since November 1990, as our Chief Executive Officer since 1994, and as a member of our board of directors since 1988. Prior to joining AeroVironment, Mr. Conver served as President of Whittaker Electronic Resources, a supplier of engineered products for military electronics and industrial instrumentation, for ten years. Mr. Conver is a graduate of the University of Montana and has an M.B.A. from the University of California, Los Angeles.

        Arnold L. Fishman has served as a member of our board of directors since 1998. Mr. Fishman is the Founder of Lieberman Research Worldwide, a leading market research firm in the western United States, Interviewing Service of America, a supplier of market survey services, and Location Production Services, Inc., a firm that co-produces films and arranges specialized financial transactions in Croatia. Mr. Fishman has served as the Chairman of Lieberman Research Worldwide and Interviewing Service

of America since 1979 and 1983, respectively. Mr. Fishman has a B.S. in psychology from Brooklyn College.

Class I Directors Whose Terms Will Expire in 2010

        Kenneth R. Baker has served as a member of our board of directors since 1994. Mr. Baker has been an independent technology broker with TechBroker LLC in the areas of alternative energy and advanced transportation since 2007. Mr. Baker served as President and Chief Executive Officer of the Altarum Institute, a not-for-profit research institution from 1999 through 2007; and prior to that served in a variety of engineering, research and executive management positions with General Motors Corporation, including as program manager of its EV1 program, Vice President of Global Research and Development, and Vice President/General Manager of its Distributed Energy business venture. Mr. Baker is also a member of the board of directors of Ener1, Inc. Mr. Baker has a B.S. in mechanical engineering from Clarkson University.

        Murray Gell-Mann has served as a member of our board of directors since 1971. Dr. Gell-Mann is a Co-Founder of the Santa Fe Institute, which is devoted to the interdisciplinary study of scientific problems related to simplicity and complexity and to adaptation and evolution, where he has served as a Distinguished Fellow since 1993. Dr. Gell-Mann is a Professor Emeritus of Theoretical Physics at the California Institute of Technology, a member of the U.S. National Academy of Sciences, a recipient of the Research Corporation Award and the Franklin Medal of the Franklin Institute and a 1969 Nobel Prize recipient for physics for his work on the theory of elementary particles. Dr. Gell-Mann is also a member of the Council on Foreign Relations and has served on the President's Science Advisory Committee and the President's Council of Advisors on Science and Technology. In addition, as one of the directors (1979 to 2002) of the John D. and Catherine T. MacArthur Foundation, Dr. Gell-Mann helped found the World Resources Institute, which conducts policy studies on global environmental problems. Dr. Gell-Mann has a B.S. in physics from Yale University and a Ph.D. in physics from Massachusetts Institute of Technology.

        Charles R. Holland has served as a member of our board of directors since May 2004. General Holland retired as Commander, Headquarters U.S. Special Operations Command in November 2003 and currently serves as an independent consultant for various entities. Mr. Holland has been a consultant of AeroVironment since February 2004. Prior to his retirement, Mr. Holland was responsible for all special operations forces of the Army, Navy and Air Force, both active duty and reserve. Mr. Holland serves on the board of directors of General Atomics, Inc. and Protonex Technology Corporation and as an advisor to both Aerospace Integration Corp., a subsidiary of MTC Technologies, and Camber Corporation. Mr. Holland has a B.S. in aeronautical engineering from the U.S. Air Force Academy, an M.S. in business management from Troy State University (W. Germany) and an M.S. in astronautical engineering from the Air Force Institute of Technology.

Class II Director Whose Term Will Expire in 2011

        Joseph F. Alibrandi has served as a member of our board of directors since 1999. Mr. Alibrandi has served as the Chief Executive Officer of Alibrandi Associates, a money management firm, since 1999 and is the former Chairman and Chief Executive Officer of Whittaker Corporation, a leading designer and manufacturer of a broad range of fluid control devices and systems for both commercial and military aircraft, as well as various industrial applications. Mr. Alibrandi has also served as a director of BancAmerica Corporation, Burlington Northern Santa Fe Corp., Jacobs Engineering, Catellus Development Corp., as Chairman of the Board of the Federal Reserve Bank of San Francisco, the International Policy Committee of the U.S. Chamber of Commerce, the California Business Roundtable's Task Force on Education and as Co-Chairman of President Reagan's Grace Commission. Mr. Alibrandi has a B.S. in mechanical engineering from Massachusetts Institute of Technology.

Other Executive Officers

        Stephen C. Wright served as our Vice President of Finance and Chief Financial Officer beginning in September 2002 and was named Senior Vice President and Chief Financial Officer in 2008. Prior to joining us, Mr. Wright served as the Senior Vice President of Finance and Chief Financial Officer of L-3 PrimeWave Communications, a fixed wireless equipment provider, from January 2002 to August 2002 and as the Vice President of Finance and Chief Financial Officer of Cellotape, a hi-tech component and label manufacturer, from May 2001 to November 2001. Prior to joining Cellotape, Mr. Wright also served as the Chief Financial Officer of both Adicom Wireless, a fixed wireless equipment provider, and Globalstar L.P., a wireless telecom service provider. Mr. Wright has a B.S. in business from California State University Northridge and an M.B.A. from San Diego State University.

        John F. Grabowsky joined us in April 2003, serving initially as our Director of Programs from April 2003 to March 2004, as our Vice President and General Manager, Unmanned Aircraft Systems from April 2004 to August 2006, and since September 2006 as our Executive Vice President and General Manager, Unmanned Aircraft Systems. Prior to joining us, Mr. Grabowsky served as the Vice President and General Manager of the OptoElectronics business unit of Teledyne Technologies Incorporated, a leading provider of sophisticated electronics and communications products, systems engineering solutions, and aerospace products and components, from March 2000 to April 2003. From 1997 to 2000, he served as the Vice President of Teledyne's Broadband Communications division. Mr. Grabowsky has a B.S. in electrical engineering from Lehigh University.

        Michael Bissonette has served as our Senior Vice President and General Manager, Efficient Energy Systems since 2008. Previously, beginning in September 2007, he served as our Assistant General Manager, Energy Technology Center (which was consolidated with our PosiCharge business in 2008 to form Efficient Energy Systems). Before joining us, Mr. Bissonette was a Senior Director within multiple organizations at Western Digital Corporation, a designer, developer, manufacturer and seller of hard drives, from 1998 through 2007. Mr. Bissonette has a B.S. in electrical engineering from Clarkson University, an M.S. in electrical engineering from California State University, Long Beach and an M.B.A. from University of California, Irvine.

        Cathleen S. Cline served as our Vice President of Administration beginning in 1992 and was named Senior Vice President of Administration in 2008. Prior to joining us, Ms. Cline was the Human Resources Manager at both Whittaker Electronic Resources and the law firm of O'Melveny & Myers LLP. Ms. Cline has a B.S. in psychology and a B.S. in business management from the University of Oregon.

THE BOARD OF DIRECTORS AND GOVERNANCE MATTERS

        Our business affairs are managed under the direction of our board of directors. Directors meet their responsibilities by participating in meetings of the board and board committees on which they sit, by communicating with our Chief Executive Officer and other officers, by reviewing materials provided to them and by visiting our offices and manufacturing locations.

        During our fiscal year ended April 30, 2009, the board of directors met five times, including four regularly scheduled meetings and one special meeting. Each director attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of committees on which he served.

        We encourage, but do not require, our board members to attend the annual meeting of stockholders. Last year, two of our directors attended the annual meeting.

        Our board of directors adheres to governance principles designed to assure the continued vitality of the board and excellence in the execution of its duties. In December 2006, in preparation for our initial public offering, the board adopted a set of corporate governance guidelines reflecting these principles, including the policies with respect to: (a) requiring a majority of independent directors, (b) identification of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment; and (c) regularly scheduled executive sessions, including a requirement for sessions of non-management directors, without management, at least twice per year and at least one executive session of independent directors per year. Our non-management directors and our independent directors each met twice for executive sessions during fiscal year 2009.

        Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: AeroVironment Non-Management Directors, c/o AeroVironment Nominating and Corporate Governance Committee, AeroVironment, Inc., 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

        Our corporate governance guidelines reflect our principles on corporate governance matters. These guidelines are available at http://investor.avinc.com and are available in print to any stockholder who requests them.

        Our board of directors annually reviews the financial and other relationships between the non-management directors and the company as part of its annual assessment of director independence. The Nominating and Corporate Governance Committee makes recommendations to the board about the independence of non-management directors, and the board determines whether those directors are independent. The board uses the definition of independence under The Nasdaq Stock Market LLC (Nasdaq) listing standards when determining whether its members are independent. Applying those standards, the board has determined that each of the following non-management directors is independent: Joseph F. Alibrandi, Kenneth R. Baker, Arnold L. Fishman and Murray Gell-Mann. The board has determined that Mr. Holland does not qualify as an independent director in view of the payments made to Mr. Holland over the last three years as a consultant to the company. As a result, Mr. Holland does not participate on any committee of the board or in executive sessions of the independent directors. Otherwise, Mr. Holland continues to participate fully in the board's activities and to provide valuable expertise and advice. Timothy E. Conver is not an independent director because he is President, Chief Executive Officer, and Chairman of the company.

Committees of the Board

        Our board of directors has established four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Our board of directors may establish other committees to facilitate the management of our business. All of the members of each of these standing committees other than the Executive Committee meet the criteria for independence prescribed by the Securities and Exchange Commission (SEC) and Nasdaq.

        Membership of each committee is as follows, with committee chairpersons listed first.

Audit Committee	Nominating and Corporate Governance Committee
Joseph F. Alibrandi Kenneth R. Baker Arnold L. Fishman	Murray Gell-Mann Joseph F. Alibrandi Arnold L. Fishman

Compensation Committee	Executive Committee
Arnold L. Fishman Kenneth R. Baker Murray Gell-Mann	Arnold L. Fishman Timothy E. Conver

        Audit Committee.    The board has determined that Mr. Alibrandi qualifies as an audit committee financial expert as defined by the rules of the SEC. Our Audit Committee's main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee's responsibilities include:

  •
  selecting and hiring our independent registered public accounting firm;

  •
  evaluating the qualifications, independence and performance of our independent registered public accounting firm;

  •
  reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

  •
  reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

  •
  reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

  •
  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements;

  •
  reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

  •
  preparing the audit committee report that the SEC requires in our annual proxy statements; and

  •
  reviewing and approving any related party transactions.

        The Audit Committee held four meetings in fiscal year 2009. The board of directors has adopted a written charter for the Audit Committee, which is available via our website at http://investor.avinc.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

        The code of business conduct and ethics (code of conduct) is our code of ethics for directors, executive officers and employees. Any amendment to the code of conduct that applies to our directors or executive officers may be made only by the board or a board committee and will be disclosed on our website. The code of conduct is available at http://investor.avinc.com. The Audit Committee charter and the code of conduct are also available in print to any stockholder who requests them.

        Compensation Committee.    Our Compensation Committee's purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. The Compensation Committee of our board is comprised of three independent directors. The Compensation Committee's responsibilities with respect to executive compensation are:

  •
  to review our compensation philosophy;

  •
  to review and recommend to the board corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and review and recommend to the board the compensation of our Chief Executive Officer;

  •
  to review and approve all compensation of our executive officers and all other officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act);

  •
  to review all executive officers' employment agreements and severance arrangements;

  •
  to review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans;

  •
  to review and approve the Compensation Discussion and Analysis contained in this proxy; and

  •
  to review and approve executive officer indemnification and insurance matters.

        In addition, the Compensation Committee is responsible for the general administration of all executive compensation plans, including:

  •
  setting performance goals for our executive officers and reviewing their performance against these goals;

  •
  approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

  •
  granting awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; and

  •
  making recommendations to the board with respect to awards for directors under our equity incentive plans.

        The Compensation Committee held six meetings in fiscal year 2009. The board of directors has adopted a written charter for the Compensation Committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

  Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee in fiscal year 2009 were Arnold F. Fishman, Kenneth R. Baker and Murray Gell-Mann. None of the members of our Compensation Committee at any time has been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or

Compensation Committee. Our entire board of directors made all compensation decisions prior to the creation of our Compensation Committee.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee's purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee's responsibilities include:

  •
  evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  •
  administering a policy for considering stockholder nominees for election to our board of directors;

  •
  evaluating and recommending candidates for election to our board of directors;

  •
  overseeing our board of directors' performance and self-evaluation process; and

  •
  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

        Our board of directors believes that it should be comprised of directors with varied, complementary backgrounds and that directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

        When considering candidates for directors, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following:

  •
  independence from management;

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience in our industry;

  •
  experience as a board member of another publicly held company;

  •
  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

  •
  practical and mature business judgment; and

  •
  the size and composition of the existing board of directors.

        The Nominating and Corporate Governance Committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

  •
  a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

  •
  the name of and contact information for the candidate;

  •
  a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

  •
  with respect to each of the proposing stockholder and the candidate, the class and number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record;

  •
  with respect to each of the proposing stockholder and the candidate, any derivative, swap or other transaction, or series of transactions, the purpose or effect of which is to give such party economic risk similar to ownership of shares of our capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any of our shares of capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, any agreement, arrangement, understanding or relationship engaged in, directly or indirectly, to reduce the level of risk of loss to, or increase or decrease the voting power of, such party with respect to our shares of capital stock, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of our shares of capital stock;

  •
  with respect to the proposing stockholder and the candidate, any rights to dividends on any of our shares of capital stock owned beneficially by such party that are separated from our underlying shares of capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, opportunity to profit from, or any performance-related fees such party is entitled to based on the increase or decrease in the value of any of our shares of capital stock;

  •
  all information relating to the proposing stockholder and the candidate that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing stockholder, on the one hand, and the candidate, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated under the Exchange Act if such proposing stockholder were the "registrant" for purposes of such rule and the candidate were a director or executive officer of such registrant; and

  •
  a completed and signed questionnaire, representation and agreement with respect to the candidate's background, any voting commitments or compensation arrangements and the candidate's commitment to abide by our corporate governance guidelines.

        In addition, we may require any candidate to furnish such other information as may reasonably be required by us to determine the eligibility of such candidate to serve as an independent director in accordance with our corporate governance guidelines or that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such candidate.

        Before nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider:

  •
  the director's performance on the board of directors; and

  •
  whether the director's re-election would be consistent with our governance guidelines.

        The Nominating and Corporate Governance Committee held two meetings in fiscal year 2009. The board of directors has adopted a written charter for the committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

        Executive Committee.    Our Executive Committee's purpose is to exercise the powers of the board of directors when the board is not in session, subject to specific restrictions as to powers retained by the full board of directors or delegated to other committees of the board of directors. Powers retained by the full board of directors include those relating to amendments to our certificate of incorporation and bylaws, mergers, consolidations and sales or exchanges involving substantially all of our assets.

        The Executive Committee held one meeting in fiscal year 2009. The board of directors has adopted a written charter for the Executive Committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

        The general policy of our board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. We do not pay management directors for board service in addition to their regular employee compensation. Our Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The board reviews the Compensation Committee's recommendations and determines the amount of director compensation.

        Our Human Resources department and Chief Executive Officer support the Compensation Committee in setting director compensation and creating director compensation programs. In addition, the Compensation Committee is empowered to engage the services of outside advisers, experts and others to assist it directly.

        To assist the Compensation Committee in its review of director compensation, in January 2007 our Human Resources department engaged an outside consultant to provide director compensation data compiled from the annual reports and proxy statements of companies generally considered comparable to us as determined by the Compensation Committee.

        Our board followed the recommendation of the Compensation Committee and determined non-employee director cash compensation as follows, effective January 21, 2007:

Director Responsibilities	Annual Retainer	Meeting Attendance Fee
Board Members	$30,000	$1,000
Audit Committee Member (including Chair)	$—	$1,000
Chair of Audit Committee	$10,000	$—
Nominating and Corporate Governance Committee Member (including Chair)	$—	$500
Chair of Nominating and Corporate Governance Committee	$3,000	$—
Compensation Committee Member (including Chair)	$—	$500
Chair of Compensation Committee	$5,000	$—

        Annual retainer amounts are paid in four equal annual installments at the beginning of each of our fiscal quarters if the individual is still serving as a director at such time. Meeting attendance fees are paid at the end of each fiscal quarter for the meetings attended during such quarter.

        We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board or committee meetings.

        Our current practice is to consider granting each non-employee director stock options upon their initial election or appointment to the board, and annually, as recommended by our Compensation Committee. Directors' options vest in equal annual installments over a five-year period from the date of grant. Vesting accelerates upon the director's death or disability or if the director is not nominated by the board for re-election as a director.

Fiscal Year 2009 Non-Employee Director Compensation Table

        The following table identifies the compensation paid during fiscal year 2009 to each person who is currently a non-employee director. Information regarding the amounts in each column follows the table.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Joseph F. Alibrandi	50,000	5,775	—		55,775
Kenneth R. Baker	40,500	5,775	—		46,275
Arnold L. Fishman	48,000	5,775	—		53,775
Murray Gell-Mann	42,000	5,775	—		47,775
Charles R. Holland	35,000	5,775	216,000	(2)	256,775

  (1)
  Sets forth the dollar amount recognized for financial statement reporting purposes for compensation expense that we incurred for fiscal year 2009 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, with respect to options awarded to directors during fiscal year 2009 and previous years. The assumptions used in the calculation of these amounts are included in Note 11 in our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended April 30, 2009. Each non-employee director was awarded options to purchase 2,000 shares of our common stock on July 30, 2008, at an exercise price of $32.19. The grant date fair value of each such option award was $9.33, calculated based on the provisions of SFAS No. 123R.
  (2)
  Consists of consulting fees received by Mr. Holland. See "Certain Transactions and Relationships" below for full description of Mr. Holland's consulting relationship.

        On July 22, 2009, each non-employee director was awarded options to purchase 3,000 shares of our common stock, at an exercise price of $31.15 pursuant to the recommendation of the Compensation Committee.

        The non-employee members of our board who held such positions on April 30, 2009 held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
Joseph F. Alibrandi	15,260
Kenneth R. Baker	10,638
Arnold L. Fishman	23,705
Murray Gell-Mann	11,037
Charles R. Holland	53,264

        The following table provides a breakdown of fees earned or paid in cash during fiscal year 2009.

Name	Annual Retainers ($)	Committee Chair Retainer Fees ($)	Board Member Meeting Fees* ($)	Committee Member Meeting Fees ($)	Total Fees ($)
Joseph F. Alibrandi	30,000	10,000	5,000	5,000	50,000
Kenneth R. Baker	30,000	—	4,000	6,500	40,500
Arnold L. Fishman	30,000	5,000	5,000	8,000	48,000
Murray Gell-Mann	30,000	3,000	5,000	4,000	42,000
Charles R. Holland	30,000	—	5,000	—	35,000

*
Includes meeting fees paid for attendance at our annual meeting

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

        The Compensation Committee of our board of directors is primarily responsible for determining the annual salaries and other compensation of our executive officers and administering our equity compensation plans. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis of the 2009 proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in our annual report filed on Form 10-K and this proxy statement.

                            Compensation Committee
                            Arnold L. Fishman
                            Kenneth R. Baker
                            Murray Gell-Mann

Compensation Discussion and Analysis

        Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our Named Executive Officers. Our Named Executive Officers include our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during fiscal year 2009.

Compensation Philosophy

        Our compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers, directors and certain key personnel. Our compensation programs are designed to:

  •
  attract, motivate and retain superior talent;

  •
  ensure that compensation is commensurate with our performance and stockholder returns;

  •
  provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

  •
  ensure that our executive officers, directors and certain key personnel have financial incentives to achieve substantial growth in stockholder value.

Methodologies for Establishing Executive Compensation

        Our Compensation Committee has adopted a general approach of compensating executives with base salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies that we consider to be our peer group. To reward executives for their contributions to the achievement of performance goals significant to the company, cash incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total annual cash compensation for above-average performance will exceed the average compensation level at peer group companies. In addition, to align our executives' compensation with our business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives.

        Our fiscal year 2009 peer group (sometimes referred to as the "market") consists of the following companies generally considered by the Compensation Committee to be comparable to us by virtue of their industry, size and/or public company status:

Applied Signal Technology, Inc. Argon ST, Inc. Astronics Corporation Axsys Technologies, Inc. Cbeyond, Inc. Cogent, Inc. Ducommun GenCorp	Herley Industries, Inc. KVH Industries, Inc. LMI Aerospace, Inc. iRobot Corporation NCI, Inc. Stanley, Inc. TransDigm Group Incorporated II-VI Incorporated

        The Compensation Committee maintains discretion in setting our executives' compensation. As a result, total compensation (or any particular component of compensation) received by an executive officer may differ materially from the median of the peer group. Market data, position, tenure, individual and organizational performance, retention needs and internal pay equity have been the primary factors in decisions to deviate materially from median compensation standards for individual executives.

        With the input of our Senior Vice President of Administration, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for our executive officers. The Chief Executive Officer provides support for his recommendations by providing market data and reviewing historical executive officer performance with the Compensation Committee. The Compensation Committee carefully considers the recommendations of the Chief Executive Officer when making decisions on setting base salary, bonus payments under the prior fiscal year's incentive compensation plan, target amounts and performance goals for the current fiscal year's incentive compensation plan and any long-term incentive plan, and any other special adjustments or bonuses. In addition, the Compensation Committee similarly determines equity incentive awards for all employees, including each Named Executive Officer. In determining the appropriate compensation levels for our executive officers, the Compensation Committee meets outside the presence of such executive officers. The Compensation Committee may delegate and grant authority to our Chief Executive Officer and/or a committee of other executive officers to grant awards under the company's equity incentive plan(s) to the company's employees holding positions below the level of Vice President.

        Annual base salary increases for executive officers as well as all other employees are generally implemented within the first quarter of each calendar year. Cash incentive awards are paid within 75 days of our fiscal year end in order to synchronize award determinations with the conclusion of our fiscal year and review of fiscal year end financial results. Equity incentive awards have historically been made at the discretion of the Compensation Committee, typically on an annual basis. Compensation adjustments in connection with changes in duties and/or other material changes in the primary assumptions forming the basis of a compensation decision will continue to be made as required by circumstances throughout our fiscal year.

Role of Compensation Consultant

        To assist management and the Compensation Committee in its review of executive compensation, during fiscal year 2009 we engaged Compensia, a compensation consulting firm, to aid in confirming our peer group and to provide executive compensation data compiled from the annual reports and proxy statements of such peer group companies. The results were presented to management for consideration in March 2009.

        In February 2009, management engaged the same consulting firm to evaluate and make recommendations about our long-term executive incentive programs. The consulting firm was tasked with making recommendations to management regarding long-term equity and incentive plans for our executives that were consistent with our compensation objectives, industry standards and regulatory requirements. The results were then presented to management and our Compensation Committee for consideration in March 2009.

Elements of Executive Compensation

        As indicated above, compensation elements for the Named Executive Officers are designed to attract, motivate and retain superior talent in a very competitive market for such talent. Certain elements of compensation serve other important interests of the company. For example, annual incentive pay is designed to motivate the Named Executive Officers to attain vital short-term company goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the Named Executive Officers' interests with that of stockholders in seeing long-term increases in the value of company shares. The main compensation elements for the Named Executive Officers (salary, annual incentive, long-term equity incentives and other benefits and perquisites) are described in more detail below.

        The Compensation Committee has chosen these elements of compensation to create a flexible package that reflects the long-term nature of our business and can reward both short and long-term performance of the company and individual.

Base Salary

        Salaries are used to provide a fixed amount of compensation for the executive's regular work. The salaries of the Named Executive Officers are reviewed on an annual basis, typically at the beginning of the calendar year, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual's performance and level of pay compared to peer group pay levels for similar positions. As discussed above, we target base salaries for each of our Named Executive Officers at the market median.

        Fiscal year 2009 base salaries for our Named Executive Officers were established by the Compensation Committee in March 2008 and again in March 2009. Based on its review of the peer group compensation data provided by our compensation consulting firm in March 2009 the Compensation Committee (and the Board with respect to Mr. Conver's salary) set base salaries for our executives in April 2009 to be at or near the median salaries paid to executives at comparable companies.

	Salary Rate Effective:
Name	May 1, 2008	April 5, 2009
Timothy E. Conver	$450,000	$450,000	(1)
Stephen C. Wright	$250,000	$290,000
John F. Grabowsky	$285,000	$300,000
Michael Bissonette	$196,000	$245,000
Cathleen Cline	$196,000	$225,000

    (1)
    An increase in Mr. Conver's salary to $472,500 was approved by the Compensation Committee on April 29, 2009, and approved by the board on June 18, 2009.

Executive Performance Bonus Program

        The Compensation Committee believes that a significant portion of overall cash compensation for our executive officers, including our Named Executive Officers, should be "at risk," i.e., contingent upon successful implementation of our strategy. Our Executive Performance Bonus Program provides for the granting of discretionary "at-risk" cash bonus awards based on an evaluation of achievement against pre-determined annual corporate and segment financial performance targets and individual performance during the year.

  Performance Goals

        At the beginning of each fiscal year, our Compensation Committee establishes specific annual performance targets and standards for calculating the amount of the maximum permissible bonus for each executive officer under our 2006 Equity Incentive Plan. In order for bonuses paid to the Named Executive Officers whose total compensation exceeds $1 million to be tax-deductible by the company, the performance targets set by our Compensation Committee each applicable fiscal year under our 2006 Equity Incentive Plan must be met. In the event that the performance target for any fiscal year is not met, no bonuses may be paid to any executive officers under the 2006 Equity Incentive Plan. If the performance targets are met, then the executive officers will be considered to have earned the maximum permissible bonus, subject to downward adjustment, pursuant to the Compensation Committee's exercise of "negative discretion." Under this negative discretion, the Compensation Committee can reduce the amount of the bonus payable based on other additional factors including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate, as well as baseline bonus levels for each executive officer.

        Baseline bonus levels are established by the Compensation Committee through an analysis of compensation for comparable positions within our peer group and are intended to represent a competitive level of compensation when the executive officers achieve annual established financial, strategic and individual goals. Combined salaries and bonus levels for our executive officers who meet these goals are designed to exceed the median cash compensation level at peer group companies by twenty to forty percent (20-40%). The Compensation Committee believes that this policy is consistent with the high level of growth generally reflected in such financial, strategic and individual goals.

        At the end of the fiscal year, the Compensation Committee reviews our actual performance against the performance target established at the outset of the year. If the performance target has been met, then the Compensation Committee uses its negative discretion to adjust the maximum permissible bonus as follows:

  •
  A portion of the maximum permissible bonus amount equal to the baseline bonus level is adjusted up or down to reflect actual performance as compared to the financial, strategic and individual goals set at the beginning of the year for each executive officer. Such adjustment is made pursuant to a formula that determines the percentage of the baseline amount to be paid, based on a percentage of achievement, with a minimum below which no payment will be made and an established upper limit. This assessment allows bonus decisions to take into account each executive officer's personal performance and contribution during the year.

  •
  The remaining portion of the maximum permissible bonus amount for each executive officer is then adjusted up or down based upon the recommendation of the Chief Executive Officer (for officers other than himself) and the Compensation Committee's assessment of performance in relation to any unpredicted extraordinary events or transactions occurring during the applicable fiscal year.

        In no event will an executive's bonus exceed the maximum permissible bonus under the bonus program.

  Fiscal Year 2009 Executive Performance Bonus Program

        The following is a discussion of the specific factors considered in determining the bonuses for the Named Executive Officers under our Executive Performance Bonus Program for fiscal year 2009.

        We designed our fiscal year 2009 Executive Performance Bonus Program to focus our executives on achieving key company financial objectives and to reward substantial achievement of these financial objectives. For fiscal year 2009, the performance target set under our 2006 Equity Incentive Plan was based on an operating income margin of 9%, with a maximum permissible bonus amount of 300% of base salary for each of our executive officers if such target was achieved. At the beginning of the fiscal year, the Compensation Committee selected financial and strategic goals to be used in making the preliminary determination with respect to the baseline bonus amount portion of the maximum permissible bonus. The financial goals set for Mr. Conver were the top of the range of public guidance provided by the company for revenue growth and operating profit at the beginning of fiscal year 2009. The financial goals set for the Named Executive Officers were established at levels that, when taken in aggregate, would produce financial performance at or above public guidance for the company's performance. The Compensation Committee determined that these financial and strategic goals should enhance the development of long-term shareholder value and that it was therefore appropriate to tie incentive compensation to these measures. The Compensation Committee weighted each of the specific financial measures based on its evaluation of their relative importance, and weighted the aggregate financial measures and strategic measures equally. The Compensation Committee selected the financial and strategic goals based on recommendations of the Chief Executive Officer and after reviewing the company's annual operating plan for fiscal year 2009 and its long-term strategic plan. The Compensation Committee then implemented a sliding scale that calculated a downward adjustment to 50% of the baseline bonus amount upon 75% total achievement (financial and strategic), and an upward adjustment of 200% upon 150% achievement. The baseline bonus amount was adjusted to zero if the executive did not reach at least 75% achievement based on both financial and strategic goals, as shown below:

  Scaled Adjustment of Baseline Bonus Amounts Based on Total Performance:

Percentage of Performance:	<75%	75%	100%	150%

% of Baseline Bonus Amount Paid:	0	50%	100%	200%

  Fiscal Year 2009 Executive Bonus Decisions

        At the end of fiscal year 2009, the company surpassed the performance measure of 9% operating income margin. Therefore, the amount of each officer's bonus was determined according to their level of achievement against his or her individual financial and strategic performance objectives, as determined by our board of directors during the first quarter of fiscal year 2009.

        The bonuses awarded to the Named Executive Officers for fiscal year 2009 were determined as follows:

  •
  Performance for the fiscal year on the financial performance measures was compared to the performance goal for each of the measures established by the Compensation Committee for each executive at the beginning of the fiscal year. The General Managers of each of our business segments were measured against financial goals for their particular business segment only. A "Percentage of Achievement" was then calculated for each of the financial measures. The Percentage of Achievement for each financial performance measure was multiplied by the weight outlined below to arrive at a weighted multiple, and the weighted multiples were added to arrive at an aggregate financial Percentage of Achievement, as shown below.

  Percentage of Achievement of Financial Goals:

Named Executive Officer	Financial Measure	Performance Goal(1)	Actual Performance(1)	Percentage of Achievement	Financial Performance Weights	Weighted Total Financial Percentage of Achievement
Conver	Revenue Growth:	25%	14.8%	59.3%	50%	72.2%
	Operating Income:	$38,287,000	$32,553,000	85.0%	50%
Wright & Cline	Revenue:	$278,081,000	$247,662,000	89.1%	40%	86.6%
	Operating Income:	$38,287,000	$32,553,000	85.0%	60%
Grabowsky	Revenue (Unmanned	$237,504,000	$211,364,000	89.0%	40%
	Aircraft Systems (UAS)):
	UAS Gross Margin(2)	$86,023,000	$71,875,000	83.6%	20%	82.6%
	UAS Contribution Margin(3)	$55,570,000	$42,062,000	75.7%	40%
Bissonette	Revenue (Efficient Energy	$40,577,000	$36,298,000	89.5%	40%
	Systems (EES)):
	EES Gross Margin(2)	$18,055,000	$17,781,000	98.5%	20%	94.9%
	EES Contribution Margin(3)	$3,726,0000	$3,675,000	98.6%	40%

(1)
Rounded to the nearest $1,000.
(2)
Gross Margin is calculated using the cost of sales for each segment excluding unabsorbed overhead expenses.
(3)
Contribution Margin is calculated as the gross margin for each segment, less related segment activity expenses, excluding corporate functional expenses.

  Strategic Goals

  •
  The Compensation Committee then evaluated each officer's performance against other strategic performance objectives and arrived at a Percentage of Achievement for these other performance objectives. These Strategic Goal Percentage Achievement determinations were based on the Compensation Committee's concurrence with Mr. Conver's assessment of the contribution of each officer to the overall success of the company over the past year and positioning the company for long-term success. The overall resulting bonuses were commensurate with the success of the company and each officer's contribution to it. With respect to performance by each executive officer, the Compensation Committee determined (in the case of Mr. Conver) and concurred in Mr. Conver's conclusions (with respect to the other executive officers) that the noted achievements supported the determination for each executive officer:

  Percentage of Achievement of Strategic Goals:

Named Executive Officer:	Strategic & Individual Performance:	Percentage of Achievement:
Conver	Mr. Conver continued his leadership and execution against a strategic intent that yielded strong economic results for the year, including record revenue, net income, and segment results and strong earnings per share, and ensuring significant development and advancement of new market opportunities while maintaining the company's culture and values.	100%
Wright	Mr. Wright supported and enabled the company's high rate of growth and high level of cost performance, while ensuring regulatory compliance. In addition, Mr. Wright led and ensured continued ethical business conduct within his organization.	100%
Cline	Ms. Cline was instrumental in the successful integration and organizational redesign of the Efficient Energy Systems segment. She led successful human resources hiring and retention programs to support the company's year over year high growth rates and has led the development of several programs to train and develop the workforce. In addition, Ms. Cline enabled the company's high level of technical, cost and schedule performance and acts as the ethics officer to ensure continued ethical business conduct within her organization and the company.	100%
Grabowsky
	Mr. Grabowsky led the achievement of many important Unmanned Aircraft System (UAS) segment milestones including winning the fourth U.S. Department of Defense competition for a small UAS program of record, transitioning the Digital Data Link from research and development to production, continuing successful development performance on the Global Observer aircraft and moving several development programs into the demonstration phase. He also successfully managed outstanding technical and financial performance on all UAS development contracts while maintaining a leading share in the small UAS markets.	100%
Bissonette	Mr. Bissonette led the consolidated Efficient Energy Systems (EES) segment to outstanding financial performance. Under Mr. Bissonette's leadership the group has successfully broadened the exposure of our electric vehicle solutions and charging capabilities to the rapidly evolving electric vehicle industry. In addition he has broadened the PosiCharge product line and produced record sales of our EV Test Systems. The EES group contributed to outstanding technical performance in development of critical subsystems for the Global Observer aircraft.	140%

  Discretionary Adjustment:

  •
  The Compensation Committee did not exercise its discretion to increase the executive officers' bonus amounts.

        The Compensation Committee then calculated final fiscal year 2009 bonuses for the Named Executive Officers as follows, rounding to the nearest $1,000:

Name	Baseline Bonus Amount	Financial % Achievement	Individual Strategic % Achievement	Weight	Total % Achievement	Scaled	Discretionary Increase	Total Payout %	Total Bonus Amount(1)
Conver	$450,000	72.2%	100%	.5	86.1%	72.2%	0	72.2%	$325,000
Wright	$230,000	86.6%	100%	.5	93.3%	86.6%	0	86.6%	$199,000
Cline	$94,000	86.6%	100%	.5	93.3%	86.6%	0	86.6%	$82,000
Grabowsky	$271,000	82.6%	100%	.5	91.3%	82.6%	0	82.6%	$224,000
Bissonette	$143,000	94.9%	140%	.5	117.5%	134.9%	0	134.9%	$193,000

(1)
Rounded to the nearest $1,000.

        Total cash compensation paid to our Named Executive Officers for fiscal year 2009, including both cash bonus and base salary, was consistent with the average compensation level at peer group companies as determined at the beginning of the fiscal year, except with respect to Mr. Grabowsky, whose compensation was at approximately 75% of the median compensation level. Mr. Grabowsky's total cash compensation reflects a significant base bonus amount associated with aggressive financial and strategic goals for fiscal 2009.

Long-Term Equity Incentive Awards

        Executive officers are eligible to receive restricted stock, stock options grants and other stock awards that are intended to promote success by aligning employee financial interests with long-term stockholder value. These stock-based incentives, which have historically consisted solely of stock options grants, are based on various factors relating to the responsibilities of the executive officer, past performance, future planned contributions and prior option grants. Consistent with our approach for all elements of compensation, executive officer and key employee long-term stock-based incentive awards are targeted to be competitive with the market median.

  Stock Options

        Stock options may be issued under our 2006 Equity Incentive Plan, and provide a material incentive to employees by providing an opportunity for a larger stock ownership stake in the company. We use stock options because they provide compensation only to the extent our stock price increases over the term of the option.

        It is the policy of the company and the board of directors to provide the Compensation Committee with discretion as to the issuance of stock options to eligible employees. The Compensation Committee typically issues options on the date of the Compensation Committee meeting at which such issuances are approved, without regard to the timing of the release of material information. Under our 2006 Equity Incentive Plan, the grant price is set at the closing price on the date preceding the date of the grant. Stock option awards generally vest in five equal installments on each of the first five anniversaries following the date of grant.

  Fiscal Year 2009 Option Grants

        In March 2009, the Compensation Committee awarded long-term compensation to certain Named Executive Officers pursuant to the long-term incentive program described above resulting in the awards of stock options and restricted stock units identified in Fiscal 2009 Grants of Plan Based Awards table.

        In determining the grants of options for each executive officer, the Compensation Committee considered the company's overall long-term incentive guidelines for all executives, which attempt to balance, in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the company's stock with the dilutive effect of equity compensation awards. The Compensation Committee also considered Mr. Conver's recommendations.

  Fiscal Year 2009 Restricted Stock Grant

        In April 2009, the Compensation Committee awarded 2,000 shares of restricted stock to Mr. Grabowsky, which restricted stock award will vest on June 30, 2010. Restricted Stock Awards were issued to Mr. Grabowsky as an additional retention incentive.

Other General Employee Compensation

        We have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We provide all U.S. salaried employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan, for salaried employees who contribute a portion of their annual salary to the plan, we provide a matching contribution of up to 5.75% of such annual salary. We also maintain insurance and other benefit plans for our employees. Certain employees receive higher disability insurance benefits than other employees based on a threshold base compensation level. Executive officers receive higher life, accidental death and dismemberment insurance benefits than other employees.

Perquisites and Personal Benefits

        Perquisites and other personal benefits provided to our executive officers in fiscal year 2009 are disclosed in the Summary Compensation Table below. In fiscal year 2009, we made available the following perquisites:

  •
  company automobile (Chief Executive Officer only);

  •
  life, accidental death and dismemberment insurance benefits in an amount exceeding that offered to our non-executive employees; and

  •
  contractual obligation to pay for retirement health benefits (Chief Executive Officer only). This plan will provide supplemental medical coverage for our Chief Executive Officer and his spouse. Coverage under the plan will be effective upon retirement.

Tax Deductibility of Pay

        Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

        The Internal Revenue Code and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for compensation plans, arrangements and binding contracts in existence at the time of a company's initial public offering. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1,000,000.

        It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the company's ability to obtain a corporate tax deduction for compensation paid to its Named

Executive Officers to the extent consistent with the best interests of the company and its stockholders. In particular, our bonus program is designed to be performance-based and deductible under Section 162(m). However, the Compensation Committee believes that stockholder interests are best served by not restricting the committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee reserves the right to approve elements of compensation for certain officers that are not fully deductible in the future in appropriate circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning all compensation paid for services to us by our Named Executive Officers in all capacities for fiscal years 2007 through 2009. We define our Named Executive Officers as our Chief Executive Officer and Chief Financial Officer during fiscal year 2009, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2009 whose compensation exceeded $100,000.

Name and Principal Positions	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy E. Conver President, Chairman, and Chief Executive Officer	2009 2008 2007	450,008 405,774 290,398	324,779 501,804 1,200,000	— — —	147,243 126,268 —	19,043 18,333 17,268	941,073 1,052,179 1,507,666
Stephen C. Wright Chief Financial Officer	2009 2008 2007	251,915 240,805 228,643	199,267 271,703 275,000	— — —	68,163 57,929 —	14,544 13,628 13,340	533,889 583,665 516,983
John F. Grabowsky Executive Vice President and General Manager, Unmanned Aircraft Systems	2009 2008 2007	296,541 262,885 241,831	223,600 330,187 281,250	1,952 — —	2,938 — —	15,346 14,918 13,940	540,377 607,990 537,021
Michael Bissonette(3) Senior Vice President and General Manager, Efficient Energy Systems	2009 2008	220,225 137,972	192,944 94,335	— —	52,768 9,975	8,464 —	474,401 242,282
Cathleen Cline Senior Vice President Administration	2009 2008 2007	197,134 190,702 184,044	81,509 107,549 100,000	— — —	25,457 21,723 —	12,596 13,471 11,574	316,696 333,445 295,618

(1)
The amounts in this column do not necessarily represent the value of the stock option and restricted stock awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2007, 2008, and 2009, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share Based Payment, of awards pursuant to our 2006 Equity Incentive Plan during these fiscal years and prior years. Assumptions used in the calculation of these amounts are included in Note 11 in our Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for fiscal year 2009.
(2)
These amounts represent the aggregate incremental cost to the company with respect to the perquisites and other personal benefits provided to the Named Executive Officer in fiscal years 2007 through 2009. The amounts include (a) our matching contributions to the 401(k) Plan, (b) life insurance premiums and (c) automobile allowances, as follows:

Name	Year	401(k)	Life	Auto	Total
Mr. Conver	2009	$12,558	$3,810	$2,675	$19,043
Mr. Wright	2009	$13,854	$690	—	$14,544
Mr. Grabowsky	2009	$13,366	$1,980	—	$15,346
Ms. Cline	2009	$11,906	$690	—	$12,596
Mr. Bissonette	2009	$7,774	$690	—	$8,464

(3)
Mr. Bissonette joined us in September 2007. Mr. Bissonette became the Vice President and General Manager of our Energy Technology Center in February 2008. The Energy Technology Center was consolidated with our PosiCharge business into the newly-named "Efficient Energy Systems" effective May 1, 2008. Mr. Bissonette became Senior Vice President of the consolidated Efficient Energy Systems at that time.

Grants of Plan-Based Awards

        The following table provides information with awards granted to the Named Executive Officers during fiscal year 2009 under our Equity Incentive Plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)			Exercise or Base Price of Option Awards ($/sh)
Equity Awards
Stephen C. Wright	3/31/09	—	—	—	—	30,000	21.28	5.15
John F. Grabowsky	4/15/09 4/15/09	— —	— —	— —	— 2,000	25,000 —	23.25 —	5.63 23.38
Michael Bissonette	7/30/08 3/31/09	— —	— —	— —	— —	20,000 40,000	32.19 21.28	9.33 5.15
Cathleen S. Cline	3/31/09	—	—	—	—	10,000	21.28	5.15
Executive Performance Bonus Plan(3)
Timothy E. Conver	6/22/08	—	450,000	1,350,000	—	—	—	—
Stephen C. Wright	6/22/08	—	230,000	750,000	—	—	—	—
John F. Grabowsky	6/22/08	—	270,750	855,000	—	—	—	—
Michael Bissonette	6/22/08	—	143,000	588,000	—	—	—	—
Cathleen S. Cline	6/22/08	—	94,080	588,000	—	—	—	—

(1)
The Compensation Committee awarded the stock options for executive officers in July 2008, March 2009 and April 2009. All stock option awards vest in five equal annual installments beginning on the first anniversary of the date of grant, except for the stock option award to Mr. Grabowsky on April 15, 2009, which vests with respect to 50% of the underlying shares on April 15, 2010, 25% on April 15, 2011, and 25% on April 15, 2012. The restricted stock award granted to Mr. Grabowsky vests on June 30, 2010.
(2)
Represents the grant date fair value of the stock awards as determined under SFAS No. 123R.
(3)
Estimated Future Payouts Under Non-equity Incentive Plan Awards.    The Compensation Committee established maximum cash bonus and target bonus levels for the Named Executive Officers under our Executive Performance Bonus Plan in June 2008. As described in the Compensation Discussion and Analysis section above, the maximum bonus amount is 300% of base salary, which is payable if we meet our financial operating income margin goal, subject to adjustment downward by the Compensation Committee. The committee makes such an adjustment by setting baseline bonus levels at the beginning of the fiscal year under our Executive Performance Bonus Plan and the 2006 Equity Incentive Plan, and bonuses for Named Executive Officers will, except in special circumstances such as unusual challenges or extraordinary successes, be adjusted to range from 50% to 200% of the baseline bonus amount based on financial performance factors and other performance factors for the fiscal year. Bonuses may also be subject to upward adjustment above the baseline bonus level for performance under extraordinary circumstances or transactions, but the bonus may be zero if performance falls below threshold amounts or if the committee otherwise decides to reduce the bonus. This column shows the range of bonus amounts for each Named Executive Officer from the threshold to the maximum based on the maximum permissible bonus amount set at the beginning of the fiscal year. The actual amounts awarded for fiscal year 2009 are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Outstanding Equity Awards at Fiscal Year-End 2009

        The following table provides information with respect to stock option and restricted stock awards held by each of the Named Executive Officers as of April 30, 2009.

	Option Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options
						Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Timothy E. Conver	6/22/07	19,662	78,648	22.38	6/22/17	—	—
	10/15/02	98,530	0	0.70	10/15/12	—	—
Stephen C. Wright	3/31/09	0	30,000	21.28	3/31/19	—	—
	6/13/07	0	32,000	20.75	6/13/17	—	—
	6/29/04	0	7,038	0.78	6/29/14	—	—
John F. Grabowsky	4/15/09	0	25,000	23.25	4/15/19	—	—
	10/20/05	63,340	42,227	2.13	10/20/15	—	—
	6/29/04	0	16,891	0.78	6/29/14	—	—
	4/15/09	—	—	—	—	2,000	47,320	(3)
Cathleen S. Cline	3/31/09	0	10,000	21.28	3/31/19	—	—
	6/13/07	3,000	12,000	20.75	6/13/17	—	—
	7/18/00	21,113	0	0.59	7/18/20	—	—
	6/23/98	35,189	0	0.59	6/23/18	—	—
	3/21/94	70,378	0	0.37	3/21/14	—	—
	11/30/92	35,189	0	0.37	8/31/11	—	—
Michael Bissonette	3/31/09	0	40,000	21.28	3/31/19	—	—
	7/30/08	0	20,000	32.19	7/30/18	—	—
	2/28/08	1,400	5,600	22.15	2/28/18	—	—
	9/4/07	2,000	8,000	19.76	9/4/17	—	—

(1)
All stock option awards vest in five equal annual installments beginning on the first anniversary of the date of grant, except for the stock option award to Mr. Grabowsky on April 15, 2009, which vests with respect to 50% of the underlying shares on April 15, 2010, 25% on April 15, 2011, and 25% on April 15, 2012.
(2)
The restricted stock award vests on April 30, 2010.
(3)
Represents market value of our common stock as of April 30, 2009.

Option Exercises in Fiscal Year 2009

        The following table provides information on stock option exercises for each of the Named Executive Officers during fiscal year 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stephen C. Wright	43,190	1,030,919
John F. Grabowsky	84,453	2,834,379
Cathleen S. Cline	35,189	1,124,436

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the beneficial ownership of our common stock as of August 7, 2009 by:

  •
  our Named Executive Officers;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of August 7, 2009 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The information presented in this table is based on 21,509,200 shares of our common stock outstanding on August 7, 2009. The address of each beneficial owner listed on the table is c/o AeroVironment, Inc., 181 W. Huntington Drive, Suite 202, Monrovia, CA 91016.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
Judith MacCready(1)	2,106,132	9.79%
FMR LLC(2)	1,081,683	5.03%
Gilder, Gagnon, Howe & Co. LLC(3)	1,334,470	6.20%
Executive Officers and Directors:
Timothy E. Conver(4)	4,469,141	20.65%
Stephen C. Wright	5,457	*
John F. Grabowsky(5)	82,381	*
Michael Bissonette(6)	9,400	*
Cathleen Cline(7)	168,869	*
Joseph F. Alibrandi(8)	43,646	*
Kenneth R. Baker(9)	800	*
Arnold L. Fishman(10)	248,392	1.15%
Murray Gell-Mann(11)	4,015	*
Charles R. Holland(12)	49,834	*
Directors and Executive Officers as a Group (10 persons)	5,081,935	23.49%

*
Less than 1%.
(1)
Includes 2,106,132 shares held by the P. and J. MacCready Living Trust (Restated) dated March 13, 1997, of which Judith MacCready is the trustee.
(2)
Based on a Schedule 13G filed by FMR LLC on February 17, 2009 with the SEC reporting beneficial ownership as of December 31, 2008. Includes 1,078,583 shares of our common stock as to which Edward C. Johnson 3d and FMR LLC (FMR), through its control of Fidelity Management and Research Company (Fidelity), a wholly-owned subsidiary of FMR, and Fidelity Funds each have sole dispositive power. Also includes 3,100 shares of our common stock as to which Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, each have sole dispositive power and sole voting power.

(3)
Based on a Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC (Gilder) on February 10, 2009 with the SEC reporting beneficial ownership as of January 31, 2009. Includes 1,319,257 shares of our common stock as to which Gilder and its partners and/or employees have shared dispositive power. Also includes 15,213 shares of our common stock as to which Gilder and its partners and their families each have sole dispositive power and sole voting power.
(4)
Includes 3,562,392 shares held by the Conver Family Trust, of which Mr. Conver is one of the trustees; 768,795 shares held by the Whiting Family Limited Partnership, of which Mr. Conver is a limited partner, and 137,854 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009. Mr. Conver disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.
(5)
Includes 80,231 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009, and 150 shares of common stock held by Mr. Grabowsky's son, Matthew Grabowsky.
(6)
Includes 9,400 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.
(7)
Includes 167,869 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.
(8)
Includes 6,830 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.
(9)
Includes 800 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.
(10)
Includes 226,617 shares of our common stock held by the Arnold Fishman Revocable Trust Arnold Fishman Trustee; 15,275 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009, and 6,500 shares held by Mr. Fishman's wife, Judy Fishman.
(11)
Includes 2,607 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.
(12)
Includes 44,834 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2009.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Transactions and Relationships

        Review and Approval of Related Party Transactions.    All transactions and relationships in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board. As set forth in the audit committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board may consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

  •
  any other matters the Audit Committee deems appropriate.

        Reportable Related Party Transactions.    Other than the employment arrangements described elsewhere in this proxy statement and the transactions described below, since May 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which:

  •
  the amount involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        On November 1, 2009, we entered into a consulting agreement with one of our directors, General (Retired) Charles R. Holland. Pursuant to this agreement, Mr. Holland performs consulting services for us on a general basis and with respect to particular individual projects assigned by us. During the fiscal year ended April 30, 2009, we paid to Mr. Holland approximately $216,000 in consulting fees pursuant to the terms of this agreement.

AUDIT RELATED MATTERS

Audit Committee Report

        The Audit Committee of our board of directors serves as the representative of the board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Audit

Committee is made up solely of independent directors, as defined in the applicable SEC and Nasdaq rules, and operates under a written charter adopted by the board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. Management has responsibility for preparing our financial statements, as well as for our financial reporting process. Ernst & Young LLP, acting as our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States. The Audit Committee periodically meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

        In this context, the Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2009 with management.

  (2)
  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed with the independent registered public accounting firm by PCAOB Rule 3200T regarding "Communication with Audit Committees."

  (3)
  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with such firm its independence from the company.

        Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2009, for filing with the SEC.

                            Audit Committee
                            Joseph F. Alibrandi
                            Kenneth R. Baker
                            Arnold L. Fishman

Fees Paid to Independent Auditors

        We engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal years ended April 30, 2007, 2008 and 2009, and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ended January 27, 2007. Our Audit Committee approved the engagement of Ernst & Young LLP. All audit work for the fiscal year ended April 30, 2009 was performed by the full time employees of Ernst & Young LLP.

        Audit Fees.    Ernst & Young LLP billed us an aggregate of $618,000 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2009. Ernst & Young LLP billed us an aggregate of $752,121 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2008.

        Audit-Related Fees.    No audit-related fees were incurred for the years ended April 30, 2009 and 2008.

        Tax Fees.    Ernst & Young LLP billed us an aggregate of $339,401 for tax services during the fiscal year ended April 30, 2009 and $310,941 for tax services during the fiscal year ended April 30, 2008. Tax services included tax advice, planning and compliance principally in connection with the preparation of our tax returns and assistance with governmental tax audits.

        All Other Fees.    No other fees were incurred during the fiscal years ended April 30, 2009 and 2008 for services provided by Ernst & Young LLP except as described above.

Pre-Approval Policy of the Audit Committee

        Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants' independence and determined that it is consistent with such independence.

STOCKHOLDER PROPOSALS

        Stockholder Proposals for Inclusion in Next Year's Proxy Statement.    Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2010 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than April 20, 2009 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2009 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

        Stockholder Proposals for Presentation at Next Year's Annual Meeting.    If a stockholder wishes to present a proposal, including a director nomination, at our 2010 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaws require notice with respect to the 2010 annual meeting between May 26, 2010 (120 calendar days prior to the anniversary of our 2009 annual meeting) and June 25, 2010 (90 calendar days prior to the anniversary of our 2009 annual meeting). If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2010 annual meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the fiscal year ended April 30, 2009, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements, except for the following: one Statement of Changes in Beneficial Ownership on Form 4, reporting a single grant of stock options on July 30, 2008, was filed late by each of Michael Bissonette; Joseph Alibrandi, Kenneth Baker, Arnold Fishman, Murray Gell-Mann and Charles Holland.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of April 30, 2009 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

	(a)	(b)
			(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)
Plan category			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	1,482,682	$9.01	3,000,847
Equity compensation plans not approved by security holders	—	$—	—
Total	1,482,682	$9.01	3,000,847

(1)
Consists of the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. Directors' Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan, and the AeroVironment, Inc. 2006 Equity Incentive Plan. No additional awards may be granted under the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. Directors' Nonqualified Stock Option Plan or the AeroVironment, Inc. 2002 Equity Incentive Plan.

STOCKHOLDER COMMUNICATIONS

        You may communicate with the Chairs of our Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of AeroVironment, Inc., at our principal executive office, 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

        Communications are distributed to the board of directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board of directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

  Householding of Annual Meeting Materials

        Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. We will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at (626) 357-9983 × 245 or by mail addressed to Investor Relations, AeroVironment, Inc. 181 W. Huntington Drive, Suite 202, Monrovia, CA 91016, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

ANNUAL REPORT ON FORM 10-K

        OUR ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SEC FOR THE FISCAL YEAR ENDED APRIL 30, 2009, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AEROVIRONMENT, INC., ATTN: CORPORATE SECRETARY, 181 W. HUNTINGTON DRIVE, SUITE 202, MONROVIA, CA 91016.

ON BEHALF OF THE BOARD OF DIRECTORS

Timothy E. Conver, Chairman, President and Chief Executive Officer

Monrovia, California
August 19, 2009

ANNUAL MEETING OF STOCKHOLDERS OF AEROVIRONMENT, INC. September 23, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://investor.avinc.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Proposal 1. To elect the board of directors' two nominees as directors: Timothy E. Conver Arnold L. Fishman Proposal 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2010: The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve. The undersigned hereby revokes any other proxy to vote at the annual meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES. The undersigned acknowledges receipt of a copy of the notice of annual meeting and accompanying proxy statement dated August 19, 2009 relating to the annual meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000001000 9 092309 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

0 14475 AEROVIRONMENT, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of AeroVironment, Inc., a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Timothy E. Conver and Stephen C. Wright, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of the Company, to be held on September 23, 2009, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows: (Continued and to be signed on the reverse side)

QuickLinks

YOUR VOTE IS IMPORTANT
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.